Exhibit 11


                                   MEGABIOS CORP.

                    STATEMENT RE CALCULATION OF NET LOSS PER SHARE
                       (in thousands, except per share amounts)

                                                             Three months ended      Six months ended
                                                                December 31,            December 31,
                                                             -------------------    ------------------
                                                              1997         1996      1997       1996
                                                             -------      ------    -------    -------
Net loss                                                     $  (777)     $ (727)   $(1,623)   $(1,734)
                                                             -------      ------    -------    -------
                                                             -------      ------    -------    -------

Weighted average shares of common stock outstanding:          12,400         970      7,517        968
Shares related to staff accounting bulletin topic 4D:
  Stock options                                                    -         336          -        336
  Preferred stock                                                  -       2,667          -      2,667
                                                             -------      ------    -------    -------

Shares used in computing basic and diluted net loss per
  share:                                                      12,400       3,973      7,517      3,971
                                                             -------      ------    -------    -------
                                                             -------      ------    -------    -------

Basic and diluted loss per share                             $ (0.06)     $(0.18)   $ (0.22)   $ (0.44)
                                                             -------      ------    -------    -------
                                                             -------      ------    -------    -------

Calculation of shares outstanding for computing
pro forma net loss per share:
  Shares used in computing basic and diluted net loss
    per share                                                 12,400       3,973      7,517      3,971
  Adjustment to reflect the effect of the assumed
    conversion of preferred stock from the date
    of issuance                                                    -       5,488      3,590      5,488
                                                             -------      ------    -------    -------

Shares used in computing pro forma net loss per share         12,400       9,461     11,107      9,459
                                                             -------      ------    -------    -------
                                                             -------      ------    -------    -------

Pro forma net loss per share                                 $ (0.06)     $(0.08)   $ (0.15)   $ (0.18)
                                                             -------      ------    -------    -------
                                                             -------      ------    -------    -------


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